Exhibit 99.1

Press Release

Contact:

Jay Bullock

Chief Financial Officer

441-296-5858

ARGO GROUP UPDATES ITS ESTIMATED EXPOSURE TO HURRICANE IKE AND INVESMENT LOSSES FOR THE QUARTER ENDED DECEMBER 31, 2008

HAMILTON, Bermuda (Jan. 29, 2009) – Argo Group International Holdings, Ltd. (NasdaqGS: AGII) said today it has increased its loss estimate for Hurricane Ike, including reinstatement premiums and estimated reinsurance recoveries, by approximately $15.0 million on a pre-tax basis. Argo Group’s International Specialty segment accounted for $12.1 million of the increase with the remainder incurred in the Company’s Reinsurance segment.

Additionally, for the quarter ended Dec. 31, 2008, the Company said it expects to record a net realized loss on a pre-tax basis of $16.7 million associated with its investment portfolio. This loss is primarily a result of an other-than-temporary impairment charge related to equity investments and to a lesser extent certain fixed-income investments of the Company totaling $22.1 million offset by net realized gains of approximately $5.4 million.

ABOUT ARGO GROUP INTERNATIONAL HOLDINGS, LTD.

Headquartered in Hamilton, Bermuda, Argo Group International Holdings, Ltd. (NasdaqGS: AGII) is an international underwriter of specialty insurance and reinsurance products in the property and casualty market. Argo Group offers a full line of high-quality products and services designed to meet the unique coverage and claims handling needs of businesses in four primary segments: Excess & Surplus Lines, Commercial Specialty, Reinsurance, and International Specialty. Information on Argo Group and its subsidiaries is available at www.argolimited.com.

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Argo House 110 Pitts Bay Road Pembroke, Bermuda HM08 www.argolimited.com	T 441 296 5858 F 441 296 6162

Press Release

FORWARD-LOOKING STATEMENTS

This press release contains certain statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from actual future experience involving any one or more of such statements. For a more detailed discussion of such risks and uncertainties, see Argo Group’s filings with the SEC. The inclusion of a forward-looking statement herein should not be regarded as a representation by Argo Group that Argo Group’s objectives will be achieved. Argo Group undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

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Argo House 110 Pitts Bay Road Pembroke, Bermuda HM08 www.argolimited.com	T 441 296 5858 F 441 296 6162